UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34289	04-3474959
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Front Street Worcester, Massachusetts	01608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 459-8100

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) After 8 years of service as a Director of the Company, Mr. John Wellard did not stand for reelection for a new three year term, resigned and retired from the Board on and effective upon the expiration of his term, on June 23, 2014.

(d) On June 23, 2014, the Board of Directors filled the vacancy created by Mr. Wellard’s departure with Mr. John C. Fox. Mr. Fox, age 66, is currently a Senior Managing Director at Perseus, a merchant bank and private equity fund management company. Prior to joining Perseus, Mr. Fox was Chief Operating Officer of Ontario Power Generation Inc. (formerly Ontario Hydro), where he was responsible for generation, transmission, distribution, and retailing for one of the largest electric utilities in North America. He served as Executive Vice President of the Canyon Group, a Los Angeles-based marketing and management consultancy during 1992 and 1993. From 1981 to 1992, Mr. Fox held various management positions with Pacific Gas and Electric Company (PG&E) in San Francisco, California, including Manager, Energy Efficiency Services. He serves as a Board member for Energate, Inc., a provider of residential demand response for utilities and home energy management solutions for their customers and Haverfield Aviation, a provider of aerial power line inspection and construction support services. He previously served on the Board of the Alliance to Save Energy, a nonprofit organization that promotes energy efficiency worldwide through research, education, and advocacy. During 1992, he served as the Head of the Energy Efficiency Task Force, President Bush’s Commission on Environmental Quality. Mr. Fox serves as a Board member for the following Perseus fund portfolio companies: Puralube, Inc. and SAI Advanced Power Solutions. He holds a B.S. in Civil Engineering from the University of Toronto and an M.B.A. from McMaster University in Hamilton, Ontario. Mr. Fox’s depth and breadth of experience in the energy industry assisted the Company in reaching the conclusion that Mr. Fox should serve as a director. Mr. Fox’s committee assignments are described below.

On June 23, 2014, the Board of Directors also appointed Peter A. Londa as the new chairman of the Board of Directors to serve as chairman until the 2015 Annual Meeting of Stockholders.

The following Directors shall serve on the Audit Committee: Edward Libbey, Chair, John Fox and Thad Wolfe.

The following Directors shall serve on the Corporate Governance and Nominating Committee: Sean Sweeney, Chair, John Fox, Peter Londa and Thad Wolfe.

The following Directors shall serve on the Compensation Committee: Thad Wolfe, Chair, Edward Libbey, Ralph Sheridan and Sean Sweeney.

The following Directors shall serve on the Strategic Alternatives Committee: Ralph Sheridan, Chair, Edward Libbey, Peter Londa and Sean Sweeney.

The Company’s compensation plan provides that all non-employee directors of the Company will receive a $35,000 annual retainer fee payable in the form of restricted Common Stock. Such restricted Common Stock will vest over a period of four quarters in equal amounts. The Chairman of the Board receives an additional $15,000 retainer. The Chairman of the Audit Committee receives an additional $10,000 retainer. The Chairman of the Compensation Committee receives an additional $5,000 retainer. All chairman retainers are paid in the form of restricted Common Stock, vesting over a period of four quarters in equal amounts. The directors will not be paid any in person meeting fees. Directors may be reimbursed for reasonable expenses related to their service as directors.

Item 5.07	Submission of Matters to a Vote of Security Holders

(a), (b) The Annual Meeting of Stockholders of the Company held June 23, 2014 was called (a) To elect two Class II directors to our Board of Directors to hold office until the 2017 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified; (b) To approve, on an advisory basis, the compensation paid to our named executive officers in 2013; and (c) To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

The following table lists the Class II directors elected at the annual meeting and the number of votes cast for, the number of votes withheld, and the number of non votes. No other persons were nominated and no other persons received any votes.

	Number of Votes
Director Elected At Annual Meeting	For	Withheld	Non Votes
Edward Libbey	4,302,096	2,256,631	3,160,086
Sean Sweeney	6,505,045	53,682	3,160,086

The term of office of each of the following directors continued through and after the meeting: Thad Wolfe, Ralph Sheridan, Philip Adams, and Peter Londa. Mr. John Wellard did not seek re-election.

The following table sets forth the number of votes cast for and against, and the number of abstentions and non votes, with respect to the advisory vote on 2013 named executive officers compensation.

	Number of Votes
	For	Against	Abstain	Non-Votes
Approval, on an advisory basis, of the compensation paid to our named executive officers in 2013	4,828,133	1,670,872	59,722	3,160,086

The following table sets forth the number of votes cast for and against, and the number of abstentions and non votes, with respect to ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

	Number of Votes
	For	Against	Abstain	Non-Votes
Approval to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.	9,406,192	229,600	83,021	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date: June 26, 2014	By:	/s/ Philip V. Adams
Philip V. Adams
President and Chief Executive Officer